SUBSCRIPTION AGREEMENT




                                                             November 13, 2001


AGREEMENT, Made by and between the NorthQuest Capital Fund, Inc., a New Jersey corporation (hereinafter called "Fund") and Mr. Bernard B. Klawans, an independent investor.


WITNESSETH: WHEREAS, Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and Mr. Bernard B. Klawans is an individual who invests as an independent investor.


Mr. Bernard B. Klawans hereby agrees to invest $100,000 in cash in the Fund as an investment. Mr. Klawans' investment will remain in the Fund for a minimum of one year from the date of purchase, November 13, 2001.



IN WITNESS WHEREOF, the parties have duly attested and their presence to be signed by the Fund's authorized officer and Mr. Bernard B. Klawans.




The NorthQuest Capital Fund, Inc.              By: /s/ Peter J. Lencki, Pres.
                                                   --------------------------
Attest: /s/ Mary E. Lencki                         Peter J. Lencki, President
        ------------------
        Mary E. Lencki

Mr. Bernard B. Klawans                         By: /s/ Bernard B. Klawans
                                                   --------------------------
                                                   Bernard B. Klawans
Attest: /s/ Mary E. Lencki
        ------------------
        Mary E. Lencki